Exhibit 3.1

CERTIFICATE OF DECREASE

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NTN BUZZTIME, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Reference is made to the Restated Certificate of Incorporation (the “Restated Certificate”) of NTN Buzztime, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), which certificate was dated August 9, 2013 and was duly filed with the Secretary of State of the State of Delaware on August 9, 2013.

The Corporation hereby certifies that, pursuant to the Restated Certificate, as amended, and in accordance with Section 151(g) of the Delaware General Corporations Law, the Board of Directors of the Corporation on April 9, 2017, duly adopted the following resolutions authorizing and directing a decrease in the number of shares of the Corporation designated as Series A Convertible Preferred Stock, which resolutions remains in full force and effect as of the date hereof:

“RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors and in accordance with the provisions of the Restated Certificate, subject to the filing of a certificate with the Secretary of State of the State of Delaware under Section 151(g) of the General Corporation Law of the State of Delaware, the number of shares of Series A Convertible Preferred Stock designated in the Restated Certificate is reduced from 5,000,000 to 156,112;

RESOLVED FURTHER, that the proper officers of the Corporation be and hereby are authorized and directed to execute, deliver, and file a certificate setting forth the foregoing resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of effecting the foregoing resolution, and that in accordance with Section 151(g), when such certificate is filed, it shall have the effect of amending the Restated Certificate.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Decrease to be duly executed by its authorized officer this 10th day of April, 2017.

NTN Buzztime, Inc.

By:	/s/ Ram Krishnan
Ram Krishnan
Chief Executive Officer and President